Exhibit 4.1

COMMON SITOCK COMMON STOCK INCORPORATED UNDER THE LAWS OF THE STATE OF NORTH CAROLINA COMMON STOCK SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE OF PARK STERLING CORPORATION The shares evidenced by tills CeiltHCaW am Imnsieiable on Itie books ol the Corpomtioii by the tiolcler herool in person or l)y a duly aiUhonzed. attorney or legal representative, upon siirrencler of this Ceililiualo piopcily encbfsed. The shwos evidenced by this Ceiiificate are qmsoawbtQ under Section 5342 of Hie North Carolina General Statutes. This CerlJic&le &r,cl lite gharf s .epi^ Suiiiiu lieretiy are subject to all the provisions ol the Adicles of IncoippiatiOn and Bylaws of’lhe Cofpoi;4ioh and nil ennnd-imnlr thereto (copies ol which are’(^n lile v/ilhlheTiknsI^.’/-gent).,This Cerliticate is not valid unless countetsigned by the Tmnmfer Agon! and registeteU by Ih; %oHtrEr. The’Coir.nion Slijck evidenced hy this Ceitificato is non-withdrav/able capital, is not ol insurat)le typo, and Is not insured by tlie Or-posit InsurArce F(/rd or rhy other Fund of ttie Federal Deposit InsLiranco Coiporation, IN WITNESS WHfiHIiOF, the Coiporation has caused this Certilicale to be executed by the facsimile signatures of its duly autlioiizcd ofliceis and has caused its facsimile seal to be affixed hereto. Dated: